Exhibit 10.1

KEWAUNEE SCIENTIFIC CORPORATION

RETENTION BONUS AGREEMENT

1.

Retention Bonus Opportunity. The Company is pleased to offer you a cash retention bonus in the amount of $250,000.00 (the “Bonus”), less all applicable deductions and withholdings. The Bonus will be paid to you in a single lump sum within 10 calendar days following the effectiveness of this Retention Bonus Agreement (the “Effective Date” and the “Agreement”), respectively.

2.

Repayment. If you voluntarily resign from employment with the Company other than for Good Reason, or if the Company terminates your employment for Cause, in each case before the date that is 36 months from the Effective Date, you agree to reimburse the Company 100% of the gross amount of the Bonus.

3.

Definitions. For purposes of this Agreement, “Cause” and “Good Reason” shall have the definitions ascribed thereto in the Change of Control Employment Agreement by and between the Company and you, effective as of the 18th day of June 2019, as may be amended from time to time.

4.

Miscellaneous. By signing this Agreement, you acknowledge and agree that (i) you have reviewed this Agreement in its entirety, (ii) you have had an opportunity to obtain the advice of counsel prior to signing this Agreement, (iii) you fully understand all the terms and conditions contained in this Agreement, (iv) nothing in this Agreement confers upon you any right with respect to future compensation or continuation of your services with the Company or any of its affiliates, nor does anything in this Agreement interfere in any way with the right of the Company or any of its affiliates to terminate your relationship with the Company or its subsidiaries or affiliates, with or without cause, and with or without notice, and for any reason or no reason, (v) the Company will interpret and resolve any ambiguities in this Agreement in its discretion, (vi) you may not assign this Agreement, (vii) this Agreement can only be amended in writing signed by you and the Company, (viii) this Agreement represents the entire agreement between you and the Company regarding the bonus described above and (ix) this Agreement will be governed by the laws of North Carolina.

By your signature below, if you voluntarily resign from employment with the Company other than for Good Reason before the date that is 36 months from the Effective Date, or if the Company terminates your employment for Cause before the date that is 36 months from the Effective Date, you authorize the Company to withhold the amount due from you to the Company under this Agreement from all amounts otherwise due and payable to you on termination of employment if, and as, permitted by applicable law. If any amount remains unpaid, you agree to promptly repay the Company the remaining unpaid amount, in full.

KEWAUNEE SCIENTIFIC CORPORATION		THOMAS D. HULL III

By:	/s/ David S. Rhind	By:	/s/ Thomas D. Hull III
Name:	David S. Rhind	Name:	Thomas D. Hull III
Title:	Chairman, Board of Directors
Dated:	March 18, 2024	Dated:	March 17, 2024